Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362
NEWSRELEASE
TELEDYNE TECHNOLOGIES REPORTS
FIRST QUARTER RESULTS

THOUSAND OAKS, Calif. – April 24, 2019 – Teledyne Technologies Incorporated (NYSE:TDY)

•	Record first quarter sales of $745.2 million, an increase of 7.1% compared to last year

•	Record first quarter GAAP earnings per diluted share of $2.02, an increase of 11.6% compared to last year

•	Record first quarter operating margin and cash flow

•	Raising full year 2019 GAAP earnings outlook to $9.45 to $9.55 per diluted share, an increase from the prior outlook of $9.25 to $9.35

•	Acquired the Scientific Imaging businesses of Roper Technologies for $225.0 million in cash

Teledyne today reported first quarter 2019 net sales of $745.2 million, compared with net sales of $695.6 million for the first quarter of 2018, an increase of 7.1%. Net income was $75.3 million ($2.02 per diluted share) for the first quarter of 2019, compared with $66.5 million ($1.81 per diluted share) for the first quarter of 2018, an increase of 13.2%. The first quarter of 2019 reflected net discrete income tax benefits of $3.1 million compared with net discrete income tax benefits of $2.1 million for the first quarter of 2018. The first quarter of 2019 also included $1.4 million in severance and facility consolidation costs and $1.0 million in acquisition-related expense. The first quarter of 2018 included $0.8 million in severance and facility consolidation cost and $2.0 million in asset impairment costs.
“We began 2019 with the strongest first quarter in the company’s history,” said Robert Mehrabian, Executive Chairman.  “I am very pleased with the breadth of our performance across both our shorter-cycle and longer-cycle businesses.  Our strong results and continuing margin improvement efforts add confidence to our increased 2019 outlook.”  Al Pichelli, President and Chief Executive Officer, added, “Sales, earnings, operating margin and cash flow were all records for any first quarter.  Sales also increased in every business segment and major product category.  Backlog continued to grow, as orders exceeded sales for the fifth consecutive quarter.  Finally, we closed the Scientific Imaging acquisition in February, and these businesses contributed nicely in their first two months with Teledyne.”
Review of Operations
Comparisons are with the first quarter of 2018, unless noted otherwise.
Instrumentation
The Instrumentation segment’s first quarter 2019 net sales were $256.5 million, compared with $239.0 million, an increase of 7.3%. Operating income was $39.9 million for the first quarter of 2019, compared with $27.8 million, an increase of 43.5%.
The first quarter 2019 net sales increase resulted from higher sales of test and measurement instrumentation, environmental instrumentation, and marine instrumentation. Sales of test and measurement instrumentation increased $11.3 million while sales of environmental instrumentation increased $5.2 million and sales of marine instrumentation increased $1.0 million. The increase in operating income reflected the impact of higher sales and higher margins across most product lines.

Digital Imaging
The Digital Imaging segment’s first quarter 2019 net sales were $235.3 million, compared with $211.0 million, an increase of 11.5%. Operating income was $37.0 million for the first quarter of 2019, compared with $34.6 million, an increase of 6.9%.
The first quarter 2019 net sales primarily reflected higher sales of X-ray detectors for life sciences applications and aerospace, defense and MEMS products as well as $14.1 million in sales from the acquisition of the Scientific Imaging businesses of Roper Technologies. The increase in operating income in the first quarter of 2019 reflected the impact of higher sales, partially offset by higher research and development expense and acquisition-related costs.
Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s first quarter 2019 net sales were $180.4 million, compared with $173.6 million, an increase of 3.9%. Operating income was $33.8 million for the first quarter of 2019, compared with $31.7 million, an increase of 6.6%.
The first quarter 2019 net sales reflected $5.7 million of higher sales of defense electronics and $1.1 million of higher sales of aerospace electronics. The increase in operating income in the first quarter of 2019 reflected the impact of higher sales and improved margins.
Engineered Systems
The Engineered Systems segment’s first quarter 2019 net sales were $73.0 million compared with $72.0 million, an increase of 1.4%. Operating income was $4.7 million for the first quarter of 2019, compared with $7.2 million, a decrease of 34.7%.
The first quarter 2019 net sales reflected higher sales of $6.5 million of engineered products and services, partially offset by lower sales of $4.8 million of turbine engines and lower sales of $0.7 million of energy systems products. The higher sales of engineered products and services, primarily reflected increased nuclear manufacturing programs and increased sales related to missile defense. Operating income in the first quarter of 2019 decreased primarily due to lower sales of turbine engines.
Additional Financial Information
Cash Flow
Cash provided by operating activities was $80.1 million for the first quarter of 2019, compared with $71.6 million. The cash provided by operating activities in the first quarter of 2019 reflected the impact of higher operating income, partially offset by higher income tax payments, primarily due to the payment of repatriation taxes under the Tax Cuts and Jobs Act of 2017. At March 31, 2019, cash totaled $106.2 million and total debt was $856.4 million, compared with $747.5 million at December 30, 2018. At March 31, 2019, $149.0 million was outstanding under the $750.0 million credit facility. On March 15, 2019, Teledyne amended its $750.0 million credit agreement to extend the maturity date from December 2020 to March 2024. While the borrowing capacity remains at $750.0 million, the amendment permits Teledyne to increase the aggregate amount of the borrowing capacity by up to $250.0 million subject to certain conditions. The company received $10.2 million from the exercise of stock options in the first quarter of 2019, compared with $12.3 million. Capital expenditures for the first quarter of 2019 were $21.3 million, compared with $19.8 million. Depreciation and amortization expense for the first quarter of 2019 was $27.6 million, compared with $28.8 million. On February 5, 2019, the company acquired the Scientific Imaging businesses of Roper Technologies, Inc. for $225.0 million in cash, subject to a working capital purchase price adjustment.

Free Cash Flow (a)	First Quarter
(in millions, brackets indicate use of funds)	2019	2018
Cash provided by operating activities	$80.1	$71.6
Capital expenditures for property, plant and equipment	(21.3)	(19.8)
Free cash flow	$58.8	$51.8
(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Income Taxes
The effective tax rate for the first quarter of 2019 was 18.9% compared with 19.1%. The first quarter of 2019 reflected net discrete income tax benefits of $3.1 million. This amount included a $2.9 million income tax benefit related to share-based accounting. The first quarter of 2018 reflected net discrete income tax benefits of $2.1 million, which included a $3.0 million income tax benefit related to share-based accounting. Excluding the net discrete income tax benefits in both periods, the effective tax rates would have been 22.3% for the first quarter of 2019 and 21.7% for the first quarter of 2018.
Other
Stock option expense was $8.9 million for the first quarter of 2019, compared with $4.9 million. The higher amount in 2019 reflects the expense related to certain stock options that were granted in 2019 to Teledyne's Chief Executive Officer and Executive Chairman, which were required to be expensed immediately. Stock option expense for fiscal year 2019 is currently expected to be $26.6 million. Non-service retirement benefit income was $2.2 million for the first quarter of 2019, compared with $3.4 million. Interest expense, net of interest income, decreased to $5.4 million for the first quarter of 2019 compared with $7.1 million and primarily reflected lower debt levels in the first quarter of 2019 compared with the first quarter of 2018. Corporate expense was $18.1 million for the first quarter of 2019, compared with $12.9 million and primarily reflected higher stock option expense.
Recent Accounting Pronouncements
Effective December 31, 2018, the beginning of our 2019 fiscal year, Teledyne adopted the requirements of Accounting Standards Update (“ASU”) No. 2016-02, “Leases (Topic 842)” using the modified retrospective transition option of applying the new standard at the adoption date. In addition, we elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed us to carry forward the historical lease classification. Adoption of the new standard resulted in the recording of a right-of-use asset and a lease liability for 2019. Prior period comparative information was not adjusted. At March 31, 2019, Teledyne has a right-of-use asset of $134.3 million included in long-term other assets and a total lease liability for operating leases of $144.0 million of which $126.0 million is included in other long-term liabilities and $18.0 million is included in accrued liabilities.
Outlook
Based on its current outlook, the company’s management believes that second quarter 2019 GAAP earnings per diluted share will be in the range of $2.38 to $2.43 and full year 2019 GAAP earnings per diluted share will be in the range of $9.45 to $9.55, an increase from the prior outlook of $9.25 to $9.35. The company’s annual estimated tax rate for 2019 is 22.3%, before discrete items.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to sales, earnings, operating margin, growth opportunities, acquisitions and divestitures, product sales, capital expenditures, pension matters, stock option compensation expense, interest expense, taxes, exchange rate fluctuations, cost reductions, facility consolidation costs, severance expenses and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.

Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures; impacts from the United Kingdom’s pending exit from the European Union; uncertainties related to the policies of the U.S. Presidential Administration; the imposition and expansion of, and responses to, trade sanctions and tariffs; and threats to the security of our confidential and proprietary information, including cyber security threats. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could further negatively affect the company’s businesses that supply the oil and gas industry. Increasing fuel costs and disruptions from the grounding of Boeing's 737 Max aircraft could negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets.
Changes in the policies of U.S. and foreign governments, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.
While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.
Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2018 Annual Report on Form 10-K. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.
A live webcast of Teledyne’s first quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, April 24, 2019. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Wednesday, April 24, 2019.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED
MARCH 31, 2019 AND APRIL 1, 2018
(Unaudited - in millions, except per share amounts)

	First Quarter	First Quarter
	2019	2018
Net sales	$745.2	$695.6
Costs and expenses:
Costs of sales	463.9	438.2
Selling, general and administrative expenses	184.0	169.0
Total costs and expenses	647.9	607.2
Operating income	97.3	88.4
Interest and debt expense, net	(5.4)	(7.1)
Non-service retirement benefit income	2.2	3.4
Other expense, net	(1.2)	(2.5)
Income before income taxes	92.9	82.2
Provision for income taxes	17.6	15.7
Net income	$75.3	$66.5

Diluted earnings per common share	$2.02	$1.81

Weighted average diluted common shares outstanding	37.2	36.8

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE THREE MONTHS ENDED
MARCH 31, 2019 AND APRIL 1, 2018
(Unaudited - in millions)

	First Quarter	First Quarter	% Change
	2019	2018
Net sales:
Instrumentation	$256.5	$239.0	7.3%
Digital Imaging	235.3	211.0	11.5%
Aerospace and Defense Electronics	180.4	173.6	3.9%
Engineered Systems	73.0	72.0	1.4%
Total net sales	$745.2	$695.6	7.1%
Operating income:
Instrumentation	$39.9	$27.8	43.5%
Digital Imaging	37.0	34.6	6.9%
Aerospace and Defense Electronics	33.8	31.7	6.6%
Engineered Systems	4.7	7.2	(34.7)%
Corporate expense	(18.1)	(12.9)	40.3%
Operating income	97.3	88.4	10.1%
Interest and debt expense, net	(5.4)	(7.1)	(23.9)%
Non-service retirement benefit income	2.2	3.4	(35.3)%
Other expense, net	(1.2)	(2.5)	(52.0)%
Income before income taxes	92.9	82.2	13.0%
Provision for income taxes	17.6	15.7	12.1%
Net income	$75.3	$66.5	13.2%

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – in millions)

	March 31, 2019	December 30, 2018
ASSETS
Cash	$106.2	$142.5
Accounts receivable, net	564.4	561.8
Inventories, net	393.0	364.3
Prepaid expenses and other current assets	53.9	45.8
Total current assets	1,117.5	1,114.4
Property, plant and equipment, net	450.7	442.6
Goodwill and acquired intangible assets, net	2,274.1	2,079.5
Prepaid pension asset	94.8	88.2
Other assets, net (a)	224.6	84.6
Total assets	$4,161.7	$3,809.3
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$227.3	$227.8
Accrued liabilities (a)	364.6	355.6
Current portion of long-term debt and other debt	131.8	137.4
Total current liabilities	723.7	720.8
Long-term debt	724.6	610.1
Other long-term liabilities (a)	363.9	248.7
Total liabilities	1,812.2	1,579.6
Total stockholders’ equity	2,349.5	2,229.7
Total liabilities and stockholders’ equity	$4,161.7	$3,809.3

a)
Effective December 31, 2018 Teledyne adopted the requirements of Accounting Standards Update (“ASU”) No. 2016-02, “Leases (Topic 842)” using the modified retrospective transition option of applying the new standard at the adoption date. Prior periods were not changed. At March 31, 2019, Teledyne has a right-of-use asset of $134.3 million included in long-term other assets, net and a total lease liability for operating leases of $144.0 million of which $126.0 million is included in other long-term liabilities and $18.0 million is included in accrued liabilities.